Filed Pursuant to Rule 424(b)(5)
Registration No. 333-138943

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated February 20, 2009,

Prospectus Supplement dated November 4, 2008,

Prospectus Supplement dated August 8, 2008,

and Prospectus dated January 22, 2007)

$15,000,000

MAXWELL TECHNOLOGIES, INC.

Common Stock

We and UBS Securities LLC are parties to an Equity Distribution Agreement, dated August 8, 2008, pursuant to which we may offer and sell from time to time through UBS Securities LLC shares of our common stock having an aggregate offering price of up to $15,000,000. During the quarter ended March 31, 2009, we had sold 473,206 shares under the Equity Distribution Agreement and had received proceeds as provided below:

Gross Proceeds to Us	$2,590,660.70
Commission to UBS Securities LLC	$90,650.90
Fees Paid or Payable to the SEC and Nasdaq	$14.51
Net Proceeds to Us	$2,499,995.29

From the commencement of the offering through May 4, 2009, we had sold 1,160,592 shares under the Equity Distribution Agreement and had received gross proceeds of $8,361,960.92.

Our common stock is traded on the Nasdaq Global Market under the symbol “MXWL.” On May 4, 2009, the last quoted price of the shares of our common stock as reported on the Nasdaq Global Market was $10.26.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated January 22, 2007, the prospectus supplement dated August 8, 2008, the prospectus supplement dated November 4, 2008 and the prospectus supplement dated February 20, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

UBS Investment Bank

This Prospectus Supplement is dated May 5, 2009